Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Venture Global, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.01 per share ("Shares"), reserved for issuance under the 2025 Omnibus Incentive Plan Omnibus Incentive Plan	(1)	Other	14,630,444	$11.47	$167,811,192.68	0.0001381	$23,174.73

Total Offering Amounts:						$167,811,192.68		$23,174.73
Total Fee Offsets:								0.00
Net Fee Due:								$23,174.73

__________________________________________
Offering Note(s)

(1)	(a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional Shares that become issuable under the Venture Global, Inc. 2025 Omnibus Incentive Plan as a result of any stock dividend, stock split, recapitalization, or other similar transaction.

(b) Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Shares as reported on the New York Stock Exchange on April 17, 2026, a date that is within five business days prior to the filing of this Registration Statement.

(c) Rounded up to the nearest cent.